Exhibit 10.23.3
EXECUTION

CONSENT, GUARANTY AND AMENDMENT AGREEMENT
THIS CONSENT, GUARANTY and AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2020, by and among Peninsula Acquisition Corporation, a Delaware corporation (“Parent”), Transphorm, Inc., a Delaware corporation (the “Company”), and Yaskawa Electric Corporation (the “Noteholder”). Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in that certain subordinated convertible promissory note issued on October 4, 2017 by the Company to the Noteholder, due September 30, 2022, as amended by that certain Waiver, Consent and Amendment Agreement, dated March 16, 2018 (as amended, restated, supplemented or otherwise modified from time to time through the date hereof, the “Note”).
RECITALS
WHEREAS, Parent and the Company intend to enter into an agreement and plan of merger and reorganization (the “Merger Agreement”) by and among Parent, Peninsula Acquisition Sub, Inc., a Delaware corporation (the “Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will survive the Merger as a wholly owned subsidiary of Parent;
WHEREAS, in anticipation of and contingent upon the consummation of the Merger, the Company, the Noteholder and Parent desire to amend the Note as set forth herein, to provide, among other things, that the Note shall be convertible into shares of Parent common stock after the Merger; and
WHEREAS, pursuant to Section 9(d) of the Note, the Note may be amended, waived or modified upon the written consent of the Company and the Noteholder.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Consent to Merger. The Noteholder irrevocably and unconditionally hereby consents to the Merger and agrees that (a) the execution or effectiveness of the agreement, documents and instruments to which the Merger is or will be carried out, (b) the consummation of the Merger and (c) the Company’s performance of its obligations under the Merger Agreement, or the documents, instruments, or transactions contemplated thereby, shall not give rise to an Event of Default or Change of Control under the Note.
2.    Waiver of Notice. The Noteholder hereby waives any notice it was entitled to receive of the Merger under the terms of the Note.
3.    Guaranty. Contingent upon and immediately following the consummation of the Merger, Parent hereby covenants and agrees to guarantee the Company’s payment obligations under the Note.
4.    Amendment to Note. Contingent upon and effective as of immediately prior to the consummation of the Merger, the Noteholder, the Company and Parent hereby agree that the Note is amended as follows:
(a)    Section 1(b) of the Note is amended in its entirety to read as follows:
“(b)    Voluntary Prepayment. This Note may not be prepaid without the written consent of Investor.”
(b)    Section 1(c) of the Note is amended in its entirety to read as follows:
“(c)    Mandatory Prepayment.  In the event of a Change of Control, the outstanding principal amount of this Note, plus all accrued and unpaid interest, in each case that has not otherwise been converted into the Conversion Stock pursuant to Section 4, shall be due and payable immediately prior to the closing of such Change of Control.”
(c)    Section 4(a) of the Note is amended in its entirety to read as follows:
“(a)    Investor has the right, at Investor’s option, at any time prior to payment in full of the principal amount of this Note to convert all or a portion of the outstanding principal amount of this Note and all accrued and unpaid interest on this Note into that number of fully paid and non-assessable shares of Conversion Stock equal to (x) the amount of outstanding principal and accrued and unpaid interest being converted, divided by (y) the Conversion Price; provided, however, that the maximum number of shares of Conversion Stock that may be issued upon the conversion of this Note shall be 3,076,171 shares.
(i) “Conversion Stock” shall mean the common stock of Parent, par value $0.0001 per share (the “Company Common Stock”).
(ii) “Conversion Price” shall mean $5.12.”
(d)    Section 4(b) of the Note is amended in its entirety to read as follows:
“(b)    Conversion Procedure.  Before Investor shall be entitled to convert this Note into the Conversion Stock, it shall surrender this Note (or a notice to effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify Parent and the Company from any loss incurred by it in connection with this Note) and give written notice to Parent and the Company at the Company’s principal corporate office of the election to convert the same pursuant to Section 4(a), and shall state therein the amount of the unpaid principal amount of this Note to be converted, together with all accrued and unpaid interest. Parent shall, as soon as practicable thereafter, instruct its transfer agent to issue book-entry entitlements for the number of shares of Conversion Stock to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c). Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made upon the satisfaction of all the conditions set forth in this Section 4(b) and on and after such date Investor shall be treated for all purposes as the record holder of the Conversion Stock.”
(e)    Section 4(d) of the Note is hereby amended in its entirety to read as follows:
“(d)    [Reserved].”
(f)    The following definition shall hereby be inserted into Section 8 of the Note in correct alphabetical order:
“Parent” shall mean Peninsula Acquisition Corporation, a Delaware corporation.
(g)    The definition of “Change of Control” in Section 8 of the Note is amended in its entirety to read as follows:
“Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of Parent having the right to vote for the election of members of Parent’s board of directors, other than pursuant to a bona fide equity financing for capital raising purposes, (ii) any reorganization, merger or consolidation of Parent, other than a transaction or series of related transactions in which the holders of the voting securities of Parent outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Parent or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of Parent.
(h)    The definition of “Initial Public Offering” in Section 8 of the Note shall be deleted.
(i)    The definition of “Senior Indebtedness” in Section 8 of the Note is amended in its entirety to read as follows:
“Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness for borrowed money of Parent or the Company to banks, commercial finance lenders or other lending institutions (excluding (A) any indebtedness convertible into equity securities of Parent and (B) indebtedness in connection with capital leases or operating leases used solely for the purchase, finance or acquisition of equipment and where such indebtedness is secured solely by such equipment), (ii) indebtedness for borrowed money of Parent or the Company to former holders of the Company’s Series 3 Preferred Stock (and their successors and assigns), and (iii) any extension, refinance, renewal, replacement, defeasance or refunding of any indebtedness described in clauses (ii) through (iii).”
(j)    Section 9(a) of the Note is hereby amended in its entirety to read as follows:
“(a)    [Reserved].”
5.    Further Instruments, Documents and Agreements.  Each party hereto agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better and to carry into effect the intents and purposes of this Agreement.
6.    Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
7.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.
8.    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.
9.    Expenses.  Each party shall pay its own costs and expenses incurred in connection with the transactions contemplated by this Agreement.
10.    Termination.  This agreement shall terminate and be of no further force and effect if the Merger has not been consummated by February 28, 2020.
(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PENINSULA ACQUISITION CORPORATION

By:	/s/ Ian Jacobs
Name: Ian Jacobs
Title: Chief Executive Officer

TRANSPHORM, INC.

By:	/s/ Mario Rivas
Name: Mario Rivas
Title: Chief Executive Officer

YASKAWA ELECTRIC CORPORATION

By:	/s/ Yasushi Ichiki
Name: Yasushi Ichiki
Title: Manager, Corporate Planning Dept.